Exhibit 10.5

ASSIGNMENT AND ASSUMPTION OF ZEISER PROMISSORY NOTE

THIS ASSIGNMENT AND ASSUMPTION OF LEASE is made and entered into as of the 28 day of March, 2011 by and between YTB International, Inc., (Assignor”) and Wood River Capital, LLC (the “Assignee”).

RECITALS

A.           Assignor, as Seller, and Assignee, as Purchaser, have entered into that certain Purchase Agreement dated March 18, 2011, as amended (the “Agreement”) for the sale of the real property and improvements legally described on Exhibit A attached hereto and incorporated herein by this reference (the “Property”).

B.            Pursuant to the Agreement, Assignor has agreed to assign to Assignee upon the closing of the sale of the Property to Assignee, all of the interest of Assignor in and to that certain $550,000.00 Promissory Note dated November 15, 2010 (the “Note”), made and delivered by Zeiser Auto Group (“Zeiser”) to Assignor, an authentic copy of the Note is attached herewith as Exhibit B and incorporated herein by this reference.

C.           Assignor desires to assign the Note to Assignee and Assignee desires to assume the Note upon the terms set forth in this Assignment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Assignor does hereby assign to Assignee all of the right, title and interest of Assignor as holder of the Note, including the right to receive payments of all monthly installments of principle and interest and the final balloon all in accordance with the terms stated in the Note  from and after the date of this Assignment, through the term of said Note and such payments hereafter to be made directly by Zeiser as maker of the Note to Wood River Capital, LLC. as Assignee.;

2.           Assignee does hereby assume and agree to be bound by Note from and after the date and time of this Assignment.

3.           Assignor hereby indemnifies, defends and holds Assignee and its heirs, personal representatives and assigns, and the agents, partners, officers and employees of each of them, and their respective heirs, personal representatives, successors and assigns, harmless from and against any and all rights, demands, claims, actions, causes of action, liabilities, losses, damages, costs and expenses, including, without limitation, attorneys’ fees, arising out of the Note that accrue on or before the date and time of this Assignment.

4.           Assignor hereby indemnifies, defends and holds Assignee and its heirs, personal representatives and assigns, and the agents, partners, officers and employees of each of them, and their respective heirs, personal representatives, successors and assigns, harmless from and against any and all rights, demands, claims, actions, causes of action, liabilities, losses, damages, costs and expenses, including, without limitation, attorneys’ fees, arising out of the  Note that accrue after the date and time of this Assignment.

5.           All notices which may or must be given in connection with this Assignment shall be in writing and given to the parties at the following notice addresses and fax numbers.  All such notices shall be deemed given upon receipt if delivered by courier or overnight nationally recognized express mail service or sent by facsimile transmission, or upon deposit into the United States mail, if sent by certified mail, postage prepaid, return receipt requested, or to such other address as either party hereto may direct in accordance with the provisions hereof:

Assignor:	Assignee:
YTB International, Inc.	Wood River Capital, LLC.
1901 East Edwardsville Rd.	505 West Vine St., Suite 301
Wood River, IL 62095	Kissimmee, FL 34741

If notice is sent to Assignee, copy should also be sent as described above to : D. Lakhani, Attorney, 8304 S. Kelly Dr., Woodridge, Illinois 60517.

6.           This Assignment shall be governed by Illinois law without regard to its conflicts of law rules.  If any term or provision of this Assignment shall be unlawful, then such term or provision shall be null and void, but the remainder of this Assignment shall remain in full force and effect and be binding on both Assignor and Assignee.  This Assignment constitutes the entire understanding and agreement between the parties with respect to the subject matter contained herein and may not be amended, supplemented, or modified except by a writing executed by both of the parties hereto.  This Assignment shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.  In the event of any enforcement of the terms of this Assignment by either party hereto, the prevailing party in such litigation shall be entitled to its reasonable attorneys’ fees in connection with such enforcement action.

7.           This Assignment may be executed in two or more counterparts each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.  It shall not be necessary for every party hereto to sign each counterpart but only that each party shall sign at least one such counterpart. Faxed and/or digital copies of signature or this Agreement shall have same effect as original signature and/or Agreement.

IN WITNESS WHEREOF, the parties have executed this Assignment of the date first above written.

ASSIGNOR:	YTB International, Inc.

	By:	/s/ Robert Van Patten
Printed Name: Robert Van Patten
Title: CEO

ASSIGNEE:	Wood River Capital, LLC.

	By:	/s/ Kanaiyalal J. Hathi
Printed Name: Kanaiyalal J. Hathi, Manager

Zeiser Auto Group, (“Zeiser”) with offices at 1911 E. Edwardsville Road, Wood River Illinois and maker of that certain November 15, 2010 $550,000.00 Promissory Note (the “Note”) hereby approves and agrees to the above assignment and further represent and agree on behalf of each maker of the Note as follows:

(a) Beginning April 1, 2011, Zeiser shall monthly on or before the 16th day of each month deposit monthly installment of principle and interest in the sum of $9,115.79 and final balloon payment of all remaining balance as and when it becomes due on December 16, 2016 to Assignee of the Note pursuant to the terms of the Note by direct electronic deposit to following bank account of the Assignee until otherwise notified in writing:

J P Morgan Chase Bank
Bank ABA Number: 071000013
Account number: 958097156
Account Beneficiary: Wood River Capital LLC

(b) The Zeiser represents that the undersigned agent has authority to execute this Certificate and deliver it to the Assignee.

Zeiser Auto Group.

/s/ Michael Feinstein	Date: March 28, 2011
Print Name:

Attest:	/s/ Michael Feinstein	Date: March 28, 2011
Print Name: